Investor Relations
John Wright, Director, Investor Relations
(952) 887-8865

Media Relations
Connie Kotke, Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS RECORD THIRD QUARTER EARNINGS
Net Earnings Per Share Up 12.1 Percent to $1.02

BLOOMINGTON, Minn. (August 23, 2007) – The Toro Company (NYSE: TTC) today reported record net earnings of $42.5 million, or $1.02 per diluted share, on net sales of $478.7 million for its fiscal third quarter ended August 3, 2007.  In the comparable fiscal 2006 period, the company reported net earnings of $40.3 million, or $0.91 per diluted share, on net sales of $477.9 million.

For the fiscal nine months, Toro reported net earnings of $135.9 million, or $3.23 per diluted share, on net sales of $1,544.4 million.  In the comparable 2006 period, Toro reported net earnings of $124.7 million, or $2.78 per diluted share, on net sales of $1,506.5 million.

“In the face of challenging economic and market conditions, our earnings performance in the third quarter and year-to-date has us on track to deliver another year of solid financial results,” said Michael Hoffman, chairman and chief executive officer.  “We continue to benefit from the favorable effects of our lean initiatives and increased emphasis on asset management.  Although we are not satisfied with our revenue growth, retail demand for our innovative products outpaced shipments, resulting in lower field inventory levels.  Additionally, we believe our market share position improved in most businesses.”

SEGMENT RESULTS
Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional
•
Professional segment net sales for the fiscal 2007 third quarter increased 3.8 percent to $332 million.  The increase resulted primarily from strong worldwide growth in shipments and retail sales of landscape contractor equipment.

•
Professional segment net sales for the year-to-date increased 3.9 percent to $1,052 million.  The year-to-date increase in Professional segment sales reflects increased worldwide shipments of equipment for golf courses, sports field and grounds products and irrigation systems.  This increase was somewhat offset by a decline in landscape contractor shipments resulting in lower field inventory levels.

•	Professional segment earnings for the fiscal 2007 third quarter were $70.9 million, up 13.5 percent from $62.5 million in the fiscal 2006 third quarter.
•	For the year-to-date, professional segment earnings totaled $227.7 million, up 9.3 percent from $208.3 million in the comparable fiscal 2006 period.

Residential
•
Residential segment sales for the fiscal 2007 third quarter decreased 8.5 percent to $133 million.  Compared with the 2006 third quarter, strong growth in domestic shipments of zero-turning-radius riding mowers was offset by a significant decline in snowthrower shipments. The decline in snowthrower shipments was primarily due to the impact of the mild winter in the previous snow season.

•
For the year-to-date, Residential segment sales are about flat with the prior year, at $463 million compared with $463.8 million.  The same factors affecting the quarter results impacted year-to-date sales for the segment.  Additionally, strong retail acceptance of a new walk power mower line also helped mitigate the impact of the decline in snowthrower shipments for the year-to-date.

•	Residential segment earnings for the fiscal 2007 third quarter totaled $8.2 million, down 5.8 percent from $8.8 million in the fiscal 2006 third quarter.
•	For the year-to-date, Residential segment earnings totaled $40.1 million, up 25 percent from $32 million in the comparable fiscal 2006 period.

REVIEW OF OPERATIONS
Gross margin for the fiscal 2007 third quarter was 37.1 percent compared with 35.6 percent in the prior year’s third quarter.  The margin improvement resulted primarily from productivity and efficiency gains generated by the company’s lean initiatives and, to a lesser extent, a higher mix of professional products in the third quarter.  For the year-to-date, gross margin improved to 36.4 percent compared with 35.3 percent for the first nine months of fiscal 2006.

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased to 23.1 percent compared with 22.7 percent in the fiscal 2006 third quarter due to higher administrative expenses.

Interest expense for the fiscal 2007 third quarter totaled $5 million, compared with $4.7 million in the fiscal 2006 third quarter.

The effective tax rate in the 2007 third quarter was 33.4 percent compared with 32.6 percent in last year’s third quarter.

Accounts receivable at the end of the fiscal 2007 third quarter totaled $379.8 million, down $14.2 million, or 3.6 percent, on net sales that were essentially flat with the same period last year.

Net inventories at the end of the fiscal 2007 third quarter totaled $243.4 million, down $11.6 million, or 4.5 percent, from the end of the fiscal 2006 third quarter.

Cash flow from operations for the first nine months increased to $83.7 million compared to $63.9 million in 2006.  This improvement reflects higher operating profit and the company’s continued focus on asset management.

BUSINESS OUTLOOK
“In the fiscal year’s final quarter, we remain focused on advancing our market leadership positions with innovative products while continuing to drive profitability improvement company-wide,” said Hoffman.  “Our strategic GrowLean initiatives for long-term growth, bottom-line leverage, and a lower working capital level have us on track to deliver solid full year results and positions us well for fiscal 2008.”

Given the current market conditions and increased focus on reducing field inventory towards a working capital goal, the company said it expects net sales growth for the fiscal year to be approximately 3 percent.  The company also noted that it is narrowing its previous guidance of 11 to 14 percent for net earnings per diluted share to the higher end of the range.  It now expects fiscal full year net earnings per diluted share to increase 13 to14 percent.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

LIVE CONFERENCE CALL
August 23, 2007 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CDT) on August 23, 2007.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

SafeHarbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)
	Three Months Ended		Nine Months Ended
	August 3, 2007	August 4, 2006	August 3, 2007	August 4, 2006
Net sales	$478,707	$477,861	$1,544,448	$1,506,505
Gross profit	177,443	170,336	562,224	532,466
Gross profit percent	37.1%	35.6%	36.4%	35.3%
Selling, general, and administrative expense	110,598	108,615	348,722	340,129
Earnings from operations	66,845	61,721	213,502	192,337
Interest expense	(4,959)	(4,677)	(15,235)	(14,097)
Other income, net	1,954	2,756	5,821	6,088
Earnings before income taxes	63,840	59,800	204,088	184,328
Provision for income taxes	21,354	19,478	68,186	59,645
Net earnings	$42,486	$40,322	$135,902	$124,683

Basic net earnings per share	$1.05	$.94	$3.32	$2.88

Diluted net earnings per share	$1.02	$.91	$3.23	$2.78

Weighted average number of shares of common stock outstanding – Basic	40,569	42,852	40,938	43,283

Weighted average number of shares of common stock outstanding – Dilutive	41,803	44,360	42,113	44,806

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THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)
	Three Months Ended		Nine Months Ended
Segment Net Sales	August 3, 2007	August 4, 2006	August 3, 2007	August 4, 2006
Professional	$332,014	$319,733	$1,052,013	$1,012,436
Residential	132,981	145,308	463,043	463,786
Other	13,712	12,820	29,392	30,283
Total *	$478,707	$477,861	$1,544,448	$1,506,505

* Includes international sales of	$120,319	$113,651	$441,793	$402,000

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	August 3, 2007	August 4, 2006	August 3, 2007	August 4, 2006
Professional	$70,887	$62,474	$227,737	$208,311
Residential	8,246	8,752	40,055	32,037
Other	(15,293)	(11,426)	(63,704)	(56,020)
Total	$63,840	$59,800	$204,088	$184,328

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	August 3, 2007	August 4, 2006
ASSETS
Cash and cash equivalents	$94,192	$24,815
Receivables, net	379,788	394,038
Inventories, net	243,437	255,031
Prepaid expenses and other current assets	13,018	14,624
Deferred income taxes	58,499	56,326
Total current assets	788,934	744,834

Property, plant, and equipment, net	170,748	163,703
Deferred income taxes	1,861	-
Goodwill and other assets, net	98,563	94,931
Total assets	$1,060,106	$1,003,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$-	$12
Short-term debt	1,449	24,535
Accounts payable	83,366	86,998
Accrued liabilities	266,383	269,145
Total current liabilities	351,198	380,690

Long-term debt, less current portion	223,157	175,000
Deferred revenue and other long-term liabilities	10,354	10,477
Stockholders’ equity	475,397	437,301
Total liabilities and stockholders’ equity	$1,060,106	$1,003,468

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 3, 2007	August 4, 2006
Cash flows from operating activities:
Net earnings	$135,902	$124,683
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from investments	136	1,004
Provision for depreciation and amortization	30,263	31,490
Gain on disposal of property, plant, and equipment	(133)	(84)
Stock-based compensation expense	5,474	6,018
(Increase) decrease in deferred income taxes	(2,323)	419
Changes in operating assets and liabilities:
Receivables	(86,942)	(99,062)
Inventories	101	(17,481)
Prepaid expenses and other assets	(3,693)	3,042
Accounts payable, accrued expenses, and deferred revenue	4,948	13,836
Net cash provided by operating activities	83,733	63,865

Cash flows from investing activities:
Purchases of property, plant, and equipment	(32,863)	(26,693)
Proceeds from asset disposals	152	908
Increase in investment in affiliates	-	(371)
Decrease in other assets	734	5,716
Acquisition, net of cash acquired	(1,088)	-
Net cash used in investing activities	(33,065)	(20,440)

Cash flows from financing activities:
Increase in short-term debt	998	24,191
Issuance of long-term debt, net of costs	121,465	-
Repayments of long-term debt	(75,000)	(34)
Excess tax benefits from stock-based awards	12,956	16,270
Proceeds from exercise of stock options	11,456	8,196
Purchases of Toro common stock	(70,382)	(97,388)
Dividends paid on Toro common stock	(14,729)	(11,700)
Net cash used in financing activities	(13,236)	(60,465)

Effect of exchange rates on cash	1,237	453

Net increase (decrease) in cash and cash equivalents	38,669	(16,587)
Cash and cash equivalents as of the beginning of the fiscal period	55,523	41,402

Cash and cash equivalents as of the end of the fiscal period	$94,192	$24,815

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